EPOD Increases Net Asset Value By approx $13.5 Million Through The Acquisition of Mill Creek Developments LTD.

Wednesday March 28, 3:00 pm ET

RENO, NV -- Mar 28, 2007 -- EPOD International Inc. (the "Company," "EPOD") (OTC BB:EPOI.OB - News) (Frankfurt:EDU.F - News), a Grid-Integrated, eco-power utility and electric power systems provider, announces the Acquisition of Mill Creek Developments Ltd. a British Columbia-based commercial real-estate development firm with a net asset value of approximately $24 million dollars US.

On March 27, 2007. the Company signed a Share Purchase/Sale Agreement with Rene Dureault, sole shareholder of 100 percent of the shares of Mill Creek Developments Ltd., pursuant to which the Company has indicated its intention to purchase all of the issued and outstanding shares of Mill Creek Developments Ltd., located in Kelowna, British Columbia.

Under the terms of the Agreement, the Company shall acquire all of the shares of Mill Creek Developments Ltd. from Mr. Dureault, in consideration of approximately $10,500,000 US and 24,000,000 shares of the Company to be paid as follows:

(a) By delivery of 24,000,000 shares of the Company.
(b) A total of 10.3 million US in cash payable by Dec 2008
(c) $517,000 US on signing of the agreement.

"We are very pleased with this acquisition as it will bring the necessary capital to execute on our business strategy of constructing and installing multiple one megawatt turn-key solar power systems for the Ontario, Canada market," says Mark Roseborough, President and CEO of the Company.

L. Mark Roseborough
President and CEO
EPOD International Inc.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Statements about EPOD's future expectations, including future revenue, earnings, and transactions, as well as all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. EPOD intends that such forward-looking statements be subject to the safe harbors created thereby. These statements involve risks and uncertainties that are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Company's 10-KSB for year ended December 31, 2005 filed on or about April 17, 2006, and incorporated herein by reference.

About EPOD: EPOD is a Grid-Integrated, eco-power utility and electric power systems provider. The Company's operations include the engineering and construction of turn-key factories for solar panel production and material handling systems. Additionally, the Company has subsidiaries involved in the manufacturing of inverters, rectifiers, energy management systems, and solar panels.

The Company's filings, including current financial reports, can be accessed through the EDGAR database at www.sec.gov.

For more information please contact:

Mark Roseborough
Telephone: (250) 807-2211
Fax: (250) 491-4279